Exhibit 7.05

EXECUTION COPY

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of April 22, 2013, by and among MZ Investment Holdings Limited, an exempted company incorporated in the Cayman Islands with limited liability (“Parent”), IDG-Accel China Capital II L.P., a limited partnership organized under the laws of the Cayman Islands (“Purchaser”), and certain other stockholders of MEMSIC, Inc., a Delaware corporation (the “Company”), listed on Schedule A (each such stockholder and Purchaser, a “Rollover Holder” and collectively, the “Rollover Holders”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently herewith, Parent, MZ Investment Holdings Merger Sub Limited, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”);

WHEREAS, each of the Rollover Holders is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such shares of issued and outstanding common stock, par value $0.00001 per share, of the Company (the “Shares”) as set forth opposite such Rollover Holder’s name on Schedule A under the heading “Shares”;

WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement, each Rollover Holder desires to acquire such number of newly issued shares of Parent as set forth opposite such Rollover Holder’s name on Schedule A under the heading “Parent Shares” (the “Parent Shares”);

WHEREAS, each Rollover Holder desires to acquire the Parent Shares in exchange for Shares (with respect to each Rollover Holder, the number of Shares so exchanged hereunder being referred to herein as the “Rollover Shares”) and/or cash consideration (with respect to each Rollover Holder, the amount of cash so exchanged hereunder being referred to herein as the “Cash Consideration”);

WHEREAS, Purchaser desires to purchase from each Rollover Holder designated on Schedule A as a “Selling Rollover Holder” all Shares that are not Rollover Shares for a cash payment equal to the Merger Consideration;

WHEREAS, in order to induce Parent, the Company and Merger Sub to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, the Rollover Holders are entering into this Agreement; and

WHEREAS, the Rollover Holders acknowledge that Parent, the Company and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Rollover Holders set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Purchaser and the Rollover Holders hereby agree as follows:

1. Election as to Consideration for Parent Shares. As promptly as practicable (but in no event less than ten (10) Business Days) prior to the anticipated Closing, each of the Rollover Holders other than the Purchaser and its Affiliates shall provide written notice (the “Election Notice”) to Parent and Purchaser as to the number of Rollover Shares and/or Cash Consideration it will contribute as consideration to acquire its Parent Shares. Each Parent Share will be acquired for consideration of one Rollover Share or Cash Consideration equal to the Merger Consideration. Such Election Notice shall constitute the irrevocable election of such Rollover Holder as to the number of Rollover Shares and amount of Cash Consideration it will exchange for the Parent Shares set forth opposite such Rollover Holder’s name on Schedule A under the heading “Parent Shares.”

2. Contribution of Consideration. Subject to the conditions set forth herein, at the Contribution Closing (as defined below) and without further action by the Rollover Holders (other than as set forth in Section 1 and Section 6), all of each Rollover Holder’s right, title and interest in and to the Rollover Shares and Cash Consideration set forth in the Election Notice shall be contributed, assigned, transferred and delivered to Parent.

3. Issuance of Parent Shares. As consideration for the benefit received by Parent as a result of the contribution, assignment, transfer and delivery of the Rollover Shares and/or Cash Consideration by Rollover Holders to Parent, Parent shall issue, in the name of each Rollover Holder (or, if designated by such Rollover Holder in writing, in the name of an Affiliate of such Rollover Holder), the number of Parent Shares set forth opposite such Rollover Holder’s name on Schedule A under the heading “Parent Shares.” All Parent Shares shall be of the same class and series and shall be identical in all respects. Except as otherwise determined by Parent, the Parent Shares shall be ordinary shares of Parent. Each Rollover Holder hereby acknowledges and agrees that (a) delivery of such Parent Shares shall constitute complete satisfaction of all obligations towards or sums due to such Rollover Holder by Parent with respect to the contribution of the applicable Rollover Shares and/or Cash Consideration, and (b) on receipt of such Parent Shares, such Rollover Holder shall have no right to any Merger Consideration with respect to the Rollover Shares contributed to Parent by such Rollover Holder.

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4. Purchase of Shares. Subject to the conditions set forth herein, at the Contribution Closing and without further action by the Rollover Holders or Purchaser, Purchaser shall, or shall cause one or more of its Affiliates to, purchase all Shares held by any Selling Rollover Holder that are not designated as Rollover Shares on an Election Notice for an amount per Share equal to the Merger Consideration. Each Rollover Holder hereby acknowledges and agrees that (a) such payment by Purchaser shall constitute complete satisfaction of all obligations towards or sums due to such Rollover Holder by Purchaser with respect to the purchase of such Shares, and (b) on receipt of such payment, such Rollover Holder shall have no right to any Merger Consideration with respect to the Shares purchased by Purchaser. Prior to the consummation of the Merger, Purchaser shall contribute, and cause any such Affiliate so purchasing any of the Shares to contribute, the Shares so purchased to Parent. For avoidance of doubt, it is the intention of the parties that the Shares so purchased shall be cancelled in accordance with Section 2.01(b) of the Merger Agreement in the same manner as any other shares of common stock, par value $0.00001 per share, of the Company held by Parent.

5. Closing. Subject to the satisfaction in full (or waiver) of all of the conditions set forth in Article VII of the Merger Agreement (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction of such conditions at the Closing), the closing of the contribution and exchange, and the simultaneous purchase, contemplated hereby (the “Contribution Closing”) shall take place within 48 hours prior to the Closing.

6. Deposit of Consideration for Parent Shares. As promptly as practicable (but in no event less than seven (7) Business Days) prior to the anticipated Closing, the Rollover Holders and any of their agents holding certificates evidencing any Shares shall deliver or cause to be delivered to Parent all certificates representing Shares in such persons’ possession, (a) duly endorsed for transfer or (b) with executed stock powers, both reasonably acceptable in form to Parent and Purchaser and sufficient to transfer such Shares to Parent and/or to Purchaser, for disposition in accordance with the terms of this Agreement (the “Share Documents”). The Share Documents shall be held by Parent or any agent authorized by Parent until the Contribution Closing. As promptly as practicable (but in no event less than seven (7) Business Days) prior to the anticipated Closing, the Rollover Holders shall deposit with Parent the Cash Consideration (or in lieu thereof and/or in addition thereto irrevocable instructions to (i) Purchaser to pay over to Parent such portion of the payment being made by Purchaser under Section 4 as may be required and/or (ii) the Company to pay over to Parent such portion of cash to be received by such Rollover Holder pursuant to Section 2.02 of the Merger Agreement as may be required).

7. Irrevocable Election. (a) The execution of this Agreement by each Rollover Holder evidences, subject to Section 13 and the proviso in Section 27, the irrevocable election and agreement by such Rollover Holder to (i) contribute his, her or its Rollover Shares and/or Cash Consideration in exchange for Parent Shares and (ii) to sell all Shares that are not Rollover Shares to Purchaser at the Contribution Closing on the terms and conditions set forth herein. In furtherance of the foregoing, each of the Rollover Holders covenants and agrees, severally and not jointly, that from the date hereof until any termination of this Agreement pursuant to Section 13, he, she or it shall not, directly or indirectly, (i) tender any Shares subject to this Agreement into any tender or exchange offer, (ii) sell (constructively or otherwise), transfer, pledge, hypothecate, grant, encumber, assign or otherwise dispose of (collectively, “Transfer”), or enter into any contract, option or other arrangement or understanding with respect to the Transfer of any Shares subject to this Agreement or any right, title or interest thereto or therein (including by operation of Law), (iii) deposit any Shares subject to this Agreement into a voting trust or grant any proxy or power of attorney or enter into a voting agreement (other than that certain Voting Agreement dated as of the date hereof by and among Parent, the Company and the Rollover Holders (the “Voting Agreement”)) with respect to any such Shares, (iv) knowingly take any action that would make any representation or warranty of such Rollover Holder set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying such Rollover Holder from performing any of his, her or its obligations under this Agreement, or (v) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) through (iv). Any purported Transfer in violation of this paragraph shall be void.

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(b) The execution of this Agreement by Purchaser evidences, subject to Section 13 and the proviso in Section 27, the irrevocable election and agreement by Purchaser to purchase the Shares to be purchased pursuant to Section 4 at the Contribution Closing on the terms and conditions set forth herein.

(c) Each of the Rollover Holders covenants and agrees, severally and not jointly, that he, she or it shall promptly (and in any event within two (2) Business Days) notify Parent of any new Shares with respect to which beneficial ownership (within the meaning of Rule 13d-3(a)(2) of the Exchange Act) is acquired by him, her or it, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company, if any, after the date hereof (for the avoidance of doubt this Section 7(c) shall apply only to issued and outstanding shares of common stock, par value $0.00001 per share, of the Company). Upon mutual written agreement between any such Rollover Holder, Parent and Purchaser, any such Shares shall become subject to the terms of this Agreement, and Schedule A shall be deemed amended accordingly.

8. Representations and Warranties of the Rollover Holders. To induce Parent to accept the Rollover Shares and issue the Parent Shares and to induce Purchaser to purchase all other Shares that are not Rollover Shares, each Rollover Holder makes the following representations and warranties, severally and not jointly, to Parent and Purchaser, each and all of which shall be true and correct as of the date of this Agreement and as of the Contribution Closing, and shall survive the execution and delivery of this Agreement:

(a) Ownership of Shares. Such Rollover Holder is the beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act) of, and has good and valid title to, the Shares set forth opposite such Rollover Holder’s name on Schedule A, free and clear of Liens other than as created by this Agreement, the Voting Agreement, applicable federal and state securities Laws, any organizational documents of the Company, any Lien under any Company Employee Agreement or Company Employee Plan and/or any Liens that shall expire by their terms before or upon consummation of the Merger. Such Rollover Holder has sole voting power, sole power of disposition, sole power to demand dissenter’s rights (if applicable) and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Rollover Holder’s Shares, with no limitations, qualifications, or restrictions on such rights, subject to applicable federal and state securities Laws, Laws of the State of Delaware, Laws of the People’s Republic of China, the terms of any applicable Company Employee Agreement or Company Employee Plan and the terms of this Agreement and the Voting Agreement. Such Rollover Holder’s Shares are not subject to any voting trust agreement or other Contract to which such Rollover Holder is a party restricting or otherwise relating to the voting or Transfer of such Rollover Holder’s Shares other than this Agreement, the Voting Agreement and the terms of any Company Employee Agreement or Company Employee Plan. Such Rollover Holder has not appointed or granted any proxy or power of attorney that is still in effect as of the Contribution Closing with respect to any of such Rollover Holder’s Shares, except as contemplated by this Agreement or the Voting Agreement.

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(b) Organization, Standing and Authority. Such Rollover Holder, if an entity, is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder; such Rollover Holder, if a natural person, has full legal power and capacity to execute and deliver this Agreement and to perform such Rollover Holder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by such Rollover Holder and, assuming due authorization, execution and delivery by Parent and Purchaser, constitutes a legal, valid and binding obligation of such Rollover Holder, enforceable against such Rollover Holder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law). If such Rollover Holder is married, and any of the Shares of such Rollover Holder constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly and validly executed and delivered by such Rollover Holder’s spouse and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of such Rollover Holder’s spouse, enforceable against such Rollover Holder’s spouse in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law).

(c) Consents and Approvals; No Violations. Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of such Rollover Holder for the execution, delivery and performance of this Agreement by such Rollover Holder or the consummation by such Rollover Holder of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by such Rollover Holder nor the consummation by such Rollover Holder of the transactions contemplated hereby, nor compliance by such Rollover Holder with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of any such Rollover Holder that is an entity, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any Shares of such Rollover Holder pursuant to any Contract to which such Rollover Holder is a party or by which such Rollover Holder or any Shares of such Rollover Holder are bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Rollover Holder or any of such Rollover Holder’s Shares, except in the case of clauses (B) and (C) for any such breaches, violations, defaults, rights, Liens as would not, individually or in the aggregate, materially impair the ability of such Rollover Holder to perform his, her or its obligations under this Agreement.

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(d) Litigation. There is no action, suit, investigation, complaint or other proceeding pending against such Rollover Holder or, to the knowledge of such Rollover Holder, threatened against such Rollover Holder or, to the knowledge of such Rollover Holder, pending or threatened against any other “person” (as such term is defined in the Merger Agreement), in each case that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by such Rollover Holder of his, her or its obligations under this Agreement.

(e) Reliance. Such Rollover Holder understands and acknowledges that Parent, Merger Sub and the Company are entering into the Merger Agreement and this Agreement (to the extent a party hereto), and Purchaser is entering into this Agreement, in reliance upon such Rollover Holder’s execution and delivery of this Agreement and the representations, warranties, covenants and agreements of such Rollover Holder contained herein.

(f) Receipt of Information. Such Rollover Holder has been afforded the opportunity to ask such questions as he, she or it has deemed necessary of, and to receive answers from, representatives of Parent concerning the terms and conditions of the transactions contemplated hereby and the merits and risks of owning the Parent Shares. Such Rollover Holder acknowledges that he, she or it has been advised to discuss with his, her or its own counsel the meaning and legal consequences of such Rollover Holder’s representations, warranties, covenants and agreements in this Agreement and the transactions contemplated hereby.

9. Representations and Warranties of Parent. Parent represents and warrants to each Rollover Holder that:

(a) Organization, Standing and Authority. Parent is duly organized, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Parent and, assuming due authorization, execution and delivery by the Rollover Holders (subject to the proviso in Section 27), constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law).

(b) Consents and Approvals; No Violations. Except for the applicable requirements of the Exchange Act and the requirements under the Laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Parent for the execution, delivery and performance of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby nor compliance by Parent with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of Parent, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent pursuant to, any Contract to which Parent is a party or by which Parent or any property or asset of Parent is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of Parent’s properties or assets.

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(c) Issuance of Parent Shares. When issued, the Parent Shares will be duly authorized, validly issued, fully paid and non-assessable, and free and clear of all Liens, preemptive rights, rights of first refusal, subscription and similar rights (other than those arising under any agreements entered into at the Contribution Closing by all of the Rollover Holders).

(d) Capitalization. At and immediately prior to the Closing, to the extent the issued and outstanding capital stock of Parent shall consist of more than a de minimus number of shares, Parent shall have received consideration for such shares at least equal to the Merger Consideration per share and all such shares shall be of the same class and series and shall be identical in all respects to the Parent Shares.

10. Representations and Warranties of Purchaser. Purchaser represents and warrants to Parent and each Rollover Holder that:

(a) Organization, Standing and Authority. Purchaser is duly organized, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming due authorization, execution and delivery by Parent and the Rollover Holders (subject to the proviso in Section 27), constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law).

(b) Consents and Approvals; No Violations. Except for the applicable requirements of the Exchange Act and the requirements under the Laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Purchaser for the execution, delivery and performance of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated hereby nor compliance by Purchaser with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of Purchaser, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Purchaser pursuant to, any Contract to which Purchaser is a party or by which Purchaser or any property or asset of Purchaser is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser or any of Purchaser’s properties or assets.

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11. Tax Matters. Parent shall make an election under U.S. Treasury Regulation Section 301.7701-3(c) to be treated as a partnership for U.S. federal income Tax purposes, effective as of the date of its formation. Except as required by applicable Law, Parent shall maintain its status as a partnership for U.S. federal income tax purposes, unless it receives the consent of a majority of the members of the board of directors of Parent to be treated as other than a partnership for U.S. income Tax purposes; provided, however, if under applicable Law Parent is required to change its entity classification to a corporation for U.S. federal income tax purposes, Parent shall use reasonable efforts to minimize the U.S. federal income tax consequences of any U.S. holders of Parent Shares resulting from the deemed contribution of assets to Parent by such holders as a result of such change of entity classification.

12. FATCA. Each Rollover Holder shall promptly comply with any procedure, certification, agreement, disclosure, information reporting or other requirement, as requested by Parent in order for Parent or any of its subsidiaries to comply with the requirements set forth in Sections 1471-1474 of the Internal Revenue Code, as amended (and any amended or successor version that is substantively comparable) and any current or future regulations or official interpretations thereof. To the extent that any tax (including withholding tax and any related interest, penalties or other additions to tax) is imposed on Parent or any of its subsidiaries as a result of the failure by one or more Rollover Holders to promptly comply with such request, Parent shall be entitled to reduce any distributions to such Rollover Holder (or its successors or assigns) by the amount of such tax.

13. Termination. This Agreement, and the obligation of the Rollover Holders to contribute, transfer, assign and deliver the Shares the Rollover Holders each owns, will terminate immediately upon the earlier of the Closing or the valid termination of the Merger Agreement in accordance with Article VIII thereof, or otherwise upon mutual written consent of Parent, the Company, Purchaser and all Rollover Holders party to this Agreement; provided, however, that the parties shall continue to have liability for breaches of this Agreement occurring prior to the termination of this Agreement. If for any reason the Merger contemplated by the Merger Agreement fails to occur but the Contribution Closing has already taken place, then Parent and Purchaser shall promptly return the Share Documents and the Cash Consideration to the Rollover Holders at their respective addresses set forth on Schedule A and take all such actions as are necessary to restore each such Rollover Holder to the position he, she or it was in with respect to ownership of the Company’s Shares prior to the Contribution Closing.

14. Further Assurances. Each of the Rollover Holders hereby covenants that, from time to time, he, she or it will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, such further acts, conveyances, transfers, assignments, powers of attorney and assurances necessary to convey, transfer to and vest in Parent and Purchaser, and to put Parent and Purchaser in possession of, all of such Rollover Holder’s Shares in accordance with the terms of this Agreement.

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15. Amendments and Modification. This Agreement may only be amended, altered, supplemented or otherwise modified upon the execution and delivery of a written agreement executed by each party hereto, other than the parties that are employees of the Company or a Company Subsidiary on the date hereof (an “Employee Party”), and the written consent of the Company; provided, however, that no Employee Party shall be bound by any such amendment, alteration, supplement or modification unless such Employee Party shall have consented in writing to such amendment, alteration, supplement or modification.

16. Waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party, and consented to by the Company.

17. Survival of Representations and Warranties. All representations and warranties of the Rollover Holders, Parent and Purchaser in connection with the transactions contemplated by this Agreement contained herein shall survive the execution and delivery of this Agreement, any investigation at any time made by or on behalf of Parent, Purchaser or the Rollover Holders, the issuance of the Parent Shares and the purchase of Shares by Purchaser.

18. Notices. All notices and other communications hereunder shall be in writing (in the English language) and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile or e-mail, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid (or its international equivalent). All notices hereunder shall be delivered to the addresses set forth below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 18):

(i) If to a Rollover Holder (other than those designated as Sponsors on Schedule A), in accordance with the contact information set forth next to such Rollover Holder’s name on Schedule A, with copies (which shall not constitute notice) to each of:

Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, MA 02109 U.S.A.
Attention:	Jay E. Bothwick
A. William Caporizzo
Facsimile:	617-526-5000
E-mail:	jay.bothwick@wilmerhale.com william.caporizzo@wilmerhale.com

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MEMSIC, Inc.
One Tech Drive, Suite 325 Andover, MA 01810 U.S.A.
Attention:	Chief Executive Officer
Facsimile:	978-738-0196

Foley Hoag LLP
Seaport West 155 Seaport Boulevard Boston, MA 02210 U.S.A.
Attention: Facsimile: E-mail:	Robert L. Birnbaum, Esq. 617-832-7000 rlb@foleyhoag.com

(ii)	If to Parent or Purchaser or Rollover Holders designated as Sponsors:

MZ Investment Holdings Limited c/o IDG Capital Management (HK) Limited
Unit 5505, The Centre
99 Queen’s Road Central, Hong Kong
Attention:	Quan Zhou
Facsimile:	+852 2529 1619
Email:	quan_zhou@idgvc.com

with copies (which shall not constitute notice) to each of:

Skadden, Arps, Slate, Meagher & Flom LLP
30th Floor, China World Office 2
1 Jianguomenwai Avenue
Beijing 100004, PRC
Attention:	Peter X. Huang
Facsimile:	+86 10 6535 5577
E-mail:	Peter.Huang@skadden.com

MEMSIC, Inc.
One Tech Drive, Suite 325 Andover, MA 01810 U.S.A.
Attention:	Chief Executive Officer
Facsimile:	978-738-0196

Foley Hoag LLP
Seaport West 155 Seaport Boulevard Boston, MA 02210 U.S.A.
Attention:	Robert L. Birnbaum, Esq.
Facsimile:	617-832-7000
E-mail:	rlb@foleyhoag.com

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19. Entire Agreement. This Agreement (together with the Merger Agreement and the Voting Agreement to the extent referred to in this Agreement) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all other prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof.

20. Third-Party Beneficiaries. The parties hereto agree that irreparable damage would occur to the Company in the event that any provision of this Agreement were not performed by Parent, Purchaser or the Rollover Holder(s) party to this Agreement, and therefore the Company and its successors and permitted assigns shall be, and are intended to be, third-party beneficiaries under this Agreement. The Company shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement by the parties hereto, in addition to any other remedy at law or equity. For purposes of clarity, subject to the terms and conditions of this Agreement, the Company shall have the right to enforce this Agreement directly against: (a) any Rollover Holder, irrespective of whether Parent or Purchaser seeks to enforce this Agreement or pursues such injunction, specific performance or other equitable remedies; (b) Parent, irrespective of whether any Rollover Holder seeks to enforce this Agreement or pursues such injunction, specific performance or other equitable remedies; or (c) Purchaser, irrespective of whether any Rollover Holder seeks to enforce this Agreement or pursues such injunction, specific performance or other equitable remedies. With respect to this Section 20, the parties hereto hereby waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and any requirement under any Law that the Company post a bond or other security as a prerequisite to obtaining equitable relief. Except as set forth in this Section 20, nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

21. Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be interpreted, construed and governed by and in accordance with the Laws of the State of Delaware (other than with respect to matters governed by Cayman Islands law with respect to which Cayman Islands law shall apply), without regard to the conflicts of laws principles thereof.

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22. Submission to Jurisdiction. Each of the parties irrevocably agrees that any Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement or the rights and obligations hereunder brought by the other parties hereto or their respective successors or assigns shall be brought and determined exclusively in the Court of Chancery of the State of Delaware and any appellate court thereof (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto agrees that mailing of process or other papers in connection with any such Action in the manner provided in Section 18 or in such other manners as may be permitted by applicable laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Action relating to this Agreement or any of the transactions contemplated herein in any court or tribunal other than the aforesaid courts. Each of the parties hereto irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement or the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement or the rights and obligations arising hereunder (i) any claim that it is not personally subject to the aforesaid courts for any reason other than the failure to serve process in accordance with Section 18, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable law, any claim that (x) the Action in such court is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

23. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party without the prior written consent of the other parties and the Company, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

24. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware and any appellate court thereof; provided, however, that if such court does not have or declines jurisdiction over such Action, such Action shall be heard and determined exclusively in any federal or state court sitting in the State of Delaware, this being in addition to any other remedy to which such party is entitled at Law or in equity. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law that a party seeking equitable relief hereunder post security as a prerequisite to obtaining such equitable relief.

25. Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and the parties further agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

12

26. Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY A JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS IT CONTEMPLATES. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF AN ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 26.

27. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or the delivery by e-mail of a manual signature in PDF or other electronic format) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement; provided, however, that if any of the Rollover Holders fails for any reason to execute, or perform their obligations under, this Agreement, this Agreement shall remain effective as to all parties executing this Agreement.

28. Headings. The section headings in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

29. No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[Remainder of page intentionally left blank]

13

IN WITNESS WHEREOF, Parent, Purchaser and the Rollover Holders have caused to be executed or executed this Agreement as of the date first written above.

MZ Investment Holdings Limited

By:	/s/ Quan ZHOU
Name:	Quan ZHOU
Title:	Director

[SIGNATURE PAGE TO CONTRIBUTION AGREEMENT]

14

Purchaser:

IDG-Accel China Capital II L.P.

By:	IDG-Accel China Capital II Associates L.P.,
its General Partner

By:	IDG-Accel China Capital GP II Associates Ltd.,
its General Partner

By:	/s/ Quan ZHOU
Name:	Quan ZHOU
Title:	Authorized Signatory

Other Rollover Holders:

IDG-Accel China Growth Fund II L.P.

By:	IDG-Accel China Growth Fund II Associates L. P.,
its General Partner

By:	IDG-Accel China Growth Fund GP II Associates Ltd.,
its General Partner

By:	/s/ Quan ZHOU
Name:	Quan ZHOU
Title:	Authorized Signatory

IDG-Accel China Investors II L.P.

By:	IDG-Accel China Growth Fund GP II Associates Ltd.,
its General Partner

By:	/s/ Quan ZHOU
Name:	Quan ZHOU
Title:	Authorized Signatory

[SIGNATURE PAGE TO CONTRIBUTION AGREEMENT]

IDG Technology Venture Investments, LP

By:	IDG Technology Venture Investments, LLC,
its General Partner

By:	/s/ Quan ZHOU
Name:	Quan ZHOU
Title:	Authorized Signatory

IDG Technology Venture Investments, LLC

By:	/s/ Quan ZHOU
Name:	Quan ZHOU
Title:	Authorized Signatory

IDG Technology Venture Investment III, L.P.

By:	IDG Technology Venture Investment III, LLC,
its General Partner

By:	/s/ Quan ZHOU
Name:	Quan ZHOU
Title:	Authorized Signatory

[SIGNATURE PAGE TO CONTRIBUTION AGREEMENT]

Information from Schedule A:
Shares: 485,654
Parent Shares: 169,943

/s/ Yang Zhao
Yang Zhao

[SIGNATURE PAGE TO CONTRIBUTION AGREEMENT]

Information from Schedule A:
Shares: 37,422
Parent Shares: 80,698

/s/ Paul Zavracky
Paul Zavracky

[SIGNATURE PAGE TO CONTRIBUTION AGREEMENT]

Information from Schedule A:
Shares: 45,971
Parent Shares: 63,260

/s/ Patricia Niu
Patricia Niu

[SIGNATURE PAGE TO CONTRIBUTION AGREEMENT]

Information from Schedule A:
Shares: 0
Parent Shares: 20,000

/s/ John Newton
John Newton

[SIGNATURE PAGE TO CONTRIBUTION AGREEMENT]

Information from Schedule A:
Shares: 30,443
Parent Shares: 26,652

/s/ Yongyao Cai
Yongyao Cai

[SIGNATURE PAGE TO CONTRIBUTION AGREEMENT]

Information from Schedule A:
Shares: 1,239
Parent Shares: 5,507

/s/ Noureddine Hawat
Noureddine Hawat

[SIGNATURE PAGE TO CONTRIBUTION AGREEMENT]

Information from Schedule A:
Shares: 4,493
Parent Shares: 15,952

/s/ Alexander Drinbinksy
Alexander Drinbinksy

[SIGNATURE PAGE TO CONTRIBUTION AGREEMENT]

Information from Schedule A:
Shares: 1,239
Parent Shares: 6,238

/s/ Eric Chojnacki
Eric Chojnacki

[SIGNATURE PAGE TO CONTRIBUTION AGREEMENT]

Information from Schedule A:
Shares: 2,846
Parent Shares: 11,535

/s/ Xianfeng Ding
Xianfeng Ding

[SIGNATURE PAGE TO CONTRIBUTION AGREEMENT]

Information from Schedule A:
Shares: 3,034
Parent Shares: 11,376

/s/ James Fennelly
James Fennelly

[SIGNATURE PAGE TO CONTRIBUTION AGREEMENT]

Information from Schedule A:
Shares: 0
Parent Shares: 7,500

/s/ Jose Rios
Jose Rios

[SIGNATURE PAGE TO CONTRIBUTION AGREEMENT]

Information from Schedule A:
Shares: 0
Parent Shares: 7,500

/s/ Cheryl Merino
Cheryl Merino

[SIGNATURE PAGE TO CONTRIBUTION AGREEMENT]

Information from Schedule A:
Shares: 1,075
Parent Shares: 6,307

/s/ Dong An
Dong An

[SIGNATURE PAGE TO CONTRIBUTION AGREEMENT]

Information from Schedule A:
Shares: 5,830
Parent Shares: 18,738

/s/ Lei Zhang
Lei Zhang

[SIGNATURE PAGE TO CONTRIBUTION AGREEMENT]

Information from Schedule A:
Shares: 29,375
Parent Shares: 33,671

/s/ Wei Zhang
Wei Zhang

[SIGNATURE PAGE TO CONTRIBUTION AGREEMENT]

Information from Schedule A:
Shares: 32,125
Parent Shares: 32,334

/s/ Haidong Liu
Haidong Liu

[SIGNATURE PAGE TO CONTRIBUTION AGREEMENT]

Information from Schedule A:
Shares: 4,250
Parent Shares: 9,742

/s/ Leyue Jiang
Leyue Jiang

[SIGNATURE PAGE TO CONTRIBUTION AGREEMENT]

Schedule A

Stockholder Name	Address Facsimile	Shares*		Parent Shares
Rollover Holders designated as Sponsors:
IDG-Accel China Growth Fund II L.P.	c/o IDG Capital Management (HK) Limited Unit 5505, The Centre 99 Queen’s Road Central, Hong Kong Facsimile: +852 2529 1619	4,146,394		4,146,394
IDG-Accel China Investors II L.P.	c/o IDG Capital Management (HK) Limited Unit 5505, The Centre 99 Queen’s Road Central, Hong Kong Facsimile: +852 2529 1619	339,108		339,108
IDG Technology Venture Investments, L.P.	c/o IDG Capital Management (HK) Limited Unit 5505, The Centre 99 Queen’s Road Central, Hong Kong Facsimile: +852 2529 1619	150,000		150,000
IDG Technology Venture Investments, LLC	c/o IDG Capital Management (HK) Limited Unit 5505, The Centre 99 Queen’s Road Central, Hong Kong Facsimile: +852 2529 1619	71,393		71,393
IDG Technology Venture Investment III, L.P.	c/o IDG Capital Management (HK) Limited Unit 5505, The Centre 99 Queen’s Road Central, Hong Kong Facsimile: +852 2529 1619	18,328		18,328
IDG-Accel China Capital II L.P.	c/o IDG Capital Management (HK) Limited Unit 5505, The Centre 99 Queen’s Road Central, Hong Kong Facsimile: +852 2529 1619		**		**
Selling Rollover Holders:
Yang Zhao	One Tech Drive, Suite 325 Andover, MA 01810 U.S.A. Facsimile: 978-738-0196	485,654		169,943

[SCHEDULE A TO CONTRIBUTION AGREEMENT]

Stockholder Name	Address Facsimile	Shares*	Parent Shares
Paul Zavracky	One Tech Drive, Suite 325 Andover, MA 01810 U.S.A. Facsimile: 978-738-0196	37,422	80,698
Patricia Niu	One Tech Drive, Suite 325 Andover, MA 01810 U.S.A. Facsimile: 978-738-0196	45,971	63,260
Yongyao Cai	One Tech Drive, Suite 325 Andover, MA 01810 U.S.A. Facsimile: 978-738-0196	30,443	26,652
Noureddine Hawat	One Tech Drive, Suite 325 Andover, MA 01810 U.S.A. Facsimile: 978-738-0196	1,239	5,507
Alexander Drinbinksy	One Tech Drive, Suite 325 Andover, MA 01810 U.S.A. Facsimile: 978-738-0196	4,493	15,952
Eric Chojnacki	One Tech Drive, Suite 325 Andover, MA 01810 U.S.A. Facsimile: 978-738-0196	1,239	6,238
Xianfeng Ding	One Tech Drive, Suite 325 Andover, MA 01810 U.S.A. Facsimile: 978-738-0196	2,846	11,535
James Fennelly	One Tech Drive, Suite 325 Andover, MA 01810 U.S.A. Facsimile: 978-738-0196	3,034	11,376
Dong An	One Tech Drive, Suite 325 Andover, MA 01810 U.S.A. Facsimile: 978-738-0196	1,075	6,307
Lei Zhang	One Tech Drive, Suite 325 Andover, MA 01810 U.S.A. Facsimile: 978-738-0196	5,830	18,738
Wei Zhang	One Tech Drive, Suite 325 Andover, MA 01810 U.S.A. Facsimile: 978-738-0196	29,375	33,671
Haidong Liu	One Tech Drive, Suite 325 Andover, MA 01810 U.S.A. Facsimile: 978-738-0196	32,125	32,334
Leyue Jiang	One Tech Drive, Suite 325 Andover, MA 01810 U.S.A. Facsimile: 978-738-0196	4,250	9,742

[SCHEDULE A TO CONTRIBUTION AGREEMENT]

Stockholder Name	Address Facsimile	Shares*	Parent Shares
Rollover Holders below are not Selling Rollover Holders:
John Newton	One Tech Drive, Suite 325 Andover, MA 01810 U.S.A. Facsimile: 978-738-0196	—	20,000
Jose Rios	One Tech Drive, Suite 325 Andover, MA 01810 U.S.A. Facsimile: 978-738-0196	—	7,500
Cheryl Merino	One Tech Drive, Suite 325 Andover, MA 01810 U.S.A. Facsimile: 978-738-0196	—	7,500

*	To be adjusted for any Shares which vest pursuant to a holders restricted stock units between the date hereof and the Contribution Closing.
**	An amount equal to the Shares purchased pursuant to Section 4 of this Agreement.

[SCHEDULE A TO CONTRIBUTION AGREEMENT]